EXHIBIT 99.1

Contact: Mark Polzin or John Hastings (314) 982-1700

EMERSON ACHIEVES THIRD-QUARTER 2005 EARNINGS PER SHARE
OF $1.00 EXCLUDING TAX PROVISION FOR EARNINGS
REPATRIATION; REPORTED EARNINGS PER SHARE OF $0.86

        ST. LOUIS, August 2, 2005 – Emerson (NYSE: EMR) today announced that net income for the 2005 quarter ended June 30, 2005 totaled $358 million, or $0.86 per share, an increase of 6 percent versus the prior year period. The results included a tax charge of $58 million, or $0.14 per share, related to the one-time opportunity during 2005 to repatriate approximately $1.3 billion at a favorable tax rate under the American Jobs Creation Act. Excluding the effect of the charge, net income for the 2005 quarter totaled $416 million, or $1.00 per share, a 23 percent increase from the $0.81 per share earned during the comparable 2004 period.

        For the quarter, net sales increased 11 percent over the prior year to $4.5 billion. Sales were up in all segments except Climate Technologies. Underlying sales were up over 4 percent for the quarter, excluding the impact of exchange rates (2 percent) and acquisitions (over 4 percent).

        “Emerson’s third quarter results prove that our strategies are working, as we again delivered double digit increases in sales and operating profit,” said Emerson Chairman and CEO David N. Farr. “Our continued focus on strategic technology investments allows us to better meet our customers’ needs, anywhere in the world. This is a winning formula that has and will continue to drive results.”

        For the nine months ended June 30, 2005, net sales were $12.7 billion, an increase of $1.2 billion, or 10 percent over the prior year. Pretax earnings for the first nine months were $1.5 billion, or 12.1 percent of sales. This represents a 60 basis point

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improvement over the same period last year as sales volume leverage, sales price increases, and productivity improvements overcame significant cost increases due to commodity inflation. Net earnings per share increased 12 percent to $2.39 for the nine months ended June 30, 2005. Excluding the third quarter 2005 cash repatriation charge of $58 million, earnings per share increased 18 percent over the prior year period.

Balance Sheet / Cash Flow:

        Operating cash flow in the quarter was $606 million compared to $755 million in the third quarter of 2004, which included a tax refund of $140 million from the company’s divestiture of Dura-Line. Free cash flow for the quarter was $488 million, which exceeded net income in the quarter. “Emerson’s ability to generate substantial free cash flow while still investing capital in our core businesses demonstrates our commitment to operational efficiency and working capital management. Our full year target for capital spending is unchanged at approximately $500 million, and we remain committed to the full year targets of $2.1 billion of operating cash flow and $1.6 billion of free cash flow,” Farr said.

        The company continues to focus on operating capital efficiency as evidenced by the ratio of trade working capital to sales, which improved from 19.2 percent in the prior year quarter to 18.9 percent in the third quarter of 2005. Additionally, the company improved average ‘days-in-the-cash-cycle’ to 73 days in the third quarter from 76 days in the prior year period.

Operating Highlights:

        Emerson’s strong sales and earnings performance was led by the Process Management segment, which achieved sales for the quarter of $1.1 billion, or 15 percent over the third quarter of fiscal 2004. “The strong sales performance was driven by increased demand in the energy markets we serve, particularly power, and oil and gas,” Farr said. Segment margins for Process Management increased to 17.4 percent for the quarter from 12.9 percent in the 2004 period due to operating leverage on the sales growth and benefits of prior cost reduction efforts.

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        The Industrial Automation segment also posted strong results with sales of $826 million for the quarter, up 11 percent from the third quarter of 2004. “Global power generation needs continue to drive demand for our alternator business and domestic industrial demand is also helping results for much of this segment,” Farr said. Operating margins for the segment were 14.4 percent compared with 13.2 percent in the prior year period.

         The company’s Network Power segment delivered another solid quarter with sales of $838 million, a 25 percent increase, which included 16 percent from acquisitions, compared to the third quarter of fiscal 2004. This segment has also benefited from very strong demand in the large AC power systems business, driven by demand in the computing markets the company serves and the cooling requirements of the systems that are being installed. Compared to the same quarter last year, segment margins for Network Power increased slightly to 11.7 percent as sales volume leverage offset margin dilution from the Marconi power acquisition made in late 2004. Compared to the second quarter of 2005, margins for this segment improved sequentially 170 basis points reflecting increased profitability in the Marconi power business.

        The Climate Technologies segment sales were down 4 percent on tough comparisons to the third quarter of 2004 and cooler weather in the United States in April and May of 2005. Climate Technologies operating margins declined to 15.6 percent from 17.1 percent on the lower sales volumes.

        Sales for the Appliance and Tools segment increased 9 percent during the quarter to $1.0 billion which included nearly 5 percent from acquisitions. Higher commodity costs and the dilutive impact of acquisitions dropped segment margins 60 basis points to 13.8 percent. Cost reduction programs have been put in place to help recover this profitability.

Full Year Earnings Outlook:

        “We have seen continued order strength through June, particularly due to favorable market dynamics in Process Management, Industrial Automation, and Network Power. Based on this order strength and the strong performance for the first three quarters of the year, we have increased our expected fiscal year 2005 earnings per share to the range of $3.45 to $3.50,” Farr said. Including the tax impact of repatriating the $1.3 billion of foreign earnings under the American Jobs Creation Act, the new guidance is $3.31 to $3.36.

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Upcoming Investor Events

        On Tuesday, August 2, 2005, at 2:00 p.m. EDT (1:00 p.m. CDT), Emerson senior management will discuss the third-quarter fiscal 2005 results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson’s web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the web site. Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate web site.

Forward-Looking and Cautionary Statements

        Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the company’s most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended June 30,		Percent
	2004	2005	Change

Net sales	$4,036	$4,465	11%
Less: Costs and expenses
Cost of sales	2,597	2,865
SG&A expenses	824	907
Other deductions, net	66	43
Interest expense, net	50	52

Earnings before income taxes	499	598	20%
Income taxes (2005 includes $58M tax charge for repatriating foreign earnings)	158	240

Net earnings	$ 341	$ 358	5%

Diluted earnings per common share	$ 0.81	$ 0.86	6%

	Quarter Ended June 30,
	2004	2005
Other deductions, net
Rationalization of operations	$ 31	$ 25
Amortization of intangibles	4	8
Other	31	10

Total	$ 66	$ 43

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TABLE 2

EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Nine Months Ended June 30,		Percent
	2004	2005	Change

Net sales	$ 11,495	$ 12,662	10%
Less: Costs and expenses
Cost of sales	7,418	8,148
SG&A expenses	2,421	2,672
Other deductions, net	174	154
Interest expense, net	160	158

Earnings before income taxes	1,322	1,530	16%
Income taxes (2005 includes $58M tax charge for repatriating foreign earnings)	419	527

Net earnings	$ 903	$ 1,003	11%

Diluted earnings per common share	$ 2.14	$ 2.39	12%

	Nine Months Ended June 30,
	2004	2005
Other deductions, net
Rationalization of operations	$ 92	$ 82
Amortization of intangibles	14	21
Other	95	51
Gains from divestitures of business
interests	(27)	—

Total	$ 174	$ 154

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TABLE 3

EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	June 30,
	2004	2005
Assets
Cash and equivalents	$ 1,386	$ 1,564
Receivables, net	2,874	3,138
Inventories	1,608	1,839
Other current assets	475	481

Total current assets	6,343	7,022
Property, plant & equipment, net	2,844	2,929
Goodwill	5,024	5,334
Other	1,726	1,859

	$15,937	$17,144

Liabilities and Stockholders' Equity
Short-term borrowings and current
maturities of long-term debt	$ 878	$ 1,622
Accounts payable	1,387	1,610
Accrued expenses	1,662	1,751
Income taxes	186	244

Total current liabilities	4,113	5,227
Long-term debt	3,149	2,879
Other liabilities	1,673	1,720
Stockholders' equity	7,002	7,318

	$15,937	$17,144

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TABLE 4

EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Nine Months Ended June 30,
	2004	2005
Operating Activities
Net earnings	$ 903	$ 1,003
Depreciation and amortization	410	420
Changes in operating working capital	149	(159)
Pension funding	(101)	(101)
Other	129	145

Net cash provided by operating activities	1,490	1,308

Investing Activities
Capital expenditures	(230)	(350)
Purchases of businesses, net of cash &
equivalents acquired	(18)	(192)
Other	102	(45)

Net cash used in investing activities	(146)	(587)

Financing Activities
Net increase (decrease) in short-term borrowings	(102)	1,072
Proceeds from long-term debt	27	3
Principal payments on long-term debt	(14)	(620)
Dividends paid	(506)	(522)
Net purchases of treasury stock	(81)	(435)

Net cash used in financing activities	(676)	(502)

Effect of exchange rate changes on cash and equivalents	22	(1)

Increase in cash and equivalents	690	218

Beginning cash and equivalents	696	1,346

Ending cash and equivalents	$ 1,386	$ 1,564

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TABLE 5

EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Quarter Ended June 30,
	2004	2005
Sales
Process Management	$ 925	$ 1,061
Industrial Automation	744	826
Network Power	670	838
Climate Technologies	873	837
Appliance and Tools	955	1,039

	4,167	4,601
Eliminations	(131)	(136)

Total Emerson	$ 4,036	$ 4,465

	Quarter Ended June 30,
	2004	2005
Earnings
Process Management	$ 119	$ 184
Industrial Automation	99	118
Network Power	78	98
Climate Technologies	149	131
Appliance and Tools	137	144

	582	675
Differences in accounting methods	33	39
Corporate and other	(66)	(64)
Interest expense, net	(50)	(52)

Earnings before income taxes	$ 499	$ 598

	Quarter Ended June 30,
	2004	2005
Rationalization of operations
Process Management	$ 7	$ 5
Industrial Automation	4	4
Network Power	4	7
Climate Technologies	5	4
Appliance and Tools	14	5
Corporate	(3)	—

Total Emerson	$ 31	$ 25

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TABLE 6

EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS)

	Nine Months Ended June 30,
	2004	2005
Sales
Process Management	$ 2,679	$ 3,032
Industrial Automation	2,162	2,421
Network Power	1,955	2,376
Climate Technologies	2,239	2,216
Appliance and Tools	2,806	2,988

	11,841	13,033
Eliminations	(346)	(371)

Total Emerson	$ 11,495	$ 12,662

	Nine Months Ended June 30,
	2004	2005
Earnings
Process Management	$ 309	$ 468
Industrial Automation	280	344
Network Power	206	242
Climate Technologies	354	338
Appliance and Tools	399	397

	1,548	1,789
Differences in accounting methods	92	107
Corporate and other	(158)	(208)
Interest expense, net	(160)	(158)

Earnings before income taxes	$ 1,322	$ 1,530

	Nine Months Ended June 30,
	2004	2005
Rationalization of operations
Process Management	$ 24	$ 14
Industrial Automation	11	12
Network Power	21	29
Climate Technologies	13	9
Appliance and Tools	31	17
Corporate	(8)	1

Total Emerson	$ 92	$ 82

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TABLE 7

Reconciliations of Non-GAAP Financial Measures

The following reconciles each Non-GAAP measure with the most directly comparable GAAP measure (dollars in millions):

	2004		2005	Percent Change
Third-Quarter Cash Flow
Operating Cash Flow	$ 755		$ 606	(20%	)
Capital Expenditures	83		118

Free Cash Flow (Non-GAAP)	$ 672		$ 488	(27%	)

Third-Quarter Operating Profit
Net Sales	$4,036		$4,465	11%
Cost of Sales	2,597		2,865
SG&A Expenses	824		907

Operating Profit (Non-GAAP)	615		693	13%
OP % (Non-GAAP)	15.2%		15.5%
Other Deductions, Net	66		43
Interest Expense, Net	50		52

Pre-Tax Earnings	$ 499		$ 598	20%
Earnings %	12.4%		13.4%

	3Q 2005
Net Sales
Underlying Sales (Non-GAAP)	4.3%
Currency Translation	2.1	pts
Acquisitions/Divestitures	4.2	pts

Net Sales	10.6%

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Third-Quarter Excluding Tax Charge	Reported	Tax Charge(1)	Excl. Tax Charge (Non-GAAP)

Earnings before income taxes	598		598
Income taxes	240	(58)	182
Effective tax rate	40.1%		30.4%
Net earnings	358	58	416
Diluted earnings per common share	$ 0.86	$ 0.14	$ 1.00

Nine Months Excluding Tax Charge
Earnings before income taxes	1,530		1,530
Income taxes	527	(58)	469
Effective tax rate	34.4%		30.7%
Net earnings	1,003	58	1,061
Diluted earnings per common share	$ 2.39	$ 0.14	$ 2.53

Fiscal 2005 Outlook	Expected	Tax Charge(1)	Excl. Tax Charge (Non-GAAP)

Diluted earnings per common share	$3.31-$3.36	$ 0.14	$3.45-$3.50

       (1)    Tax charge of $58 million relating to repatriation of foreign earnings under the American Jobs Creation Act.

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